Exhibit 10.4

INDEPENDENT CONTRACTOR AGREEMENT

THIS AGREEMENT, made 1st January, 2019, and effective as of 1st January 2019, by and between Electrameccanica Vehicles Corp. (hereinafter called the “Company”) and Isaac Moss, of 2174 West 8th Avenue, Vancouver, British Columbia, Canada V6K 2A4 a self-employed individual (hereinafter called the “Contractor”);

WITNESSETH:

WHEREAS, Company is in the business of developing, commercializing, manufacturing, selling and servicing electric vehicles and desires to retain the services of Contractor for the purposes described herein below; and

WHEREAS, Contractor, with place of business located at 2174 West 8th Avenue, Vancouver, British Columbia, Canada, desires to provide such services to Company as an independent contractor under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby mutually agree as follows:

1.	Definitions.

(a)	“Trade Secret Information” includes information whether or not developed by Contractor and includes, but is not limited to:

(i)	research and development work, laboratory and other processes, production and manufacturing techniques, other research techniques, formulae, data, product know-how, improvements, designs, inventions, plans, and any other information required or utilized by Company in the course of its business;

(ii)	any information that has been created by, discovered by, developed by, or otherwise become known to Company, whether or not created, discovered, developed or otherwise by Contractor;

(iii)	names and identities of former, existing, and prospective customers/clients of Company not well known to the trade; all contacts at all such customers/clients whether or not such customers/clients are well known to the trade; Company’s customer/client lists; contents of Company’s proposals for sales, maintenance, service, license, and other contracts; contents of all such contracts with all former, existing and prospective customers/clients of Company; Company’s costing and estimation procedures and formulae regarding proposals and other uses; information regarding Company’s sales, profit and loss, profit margin, production, manufacturing, sales and research costs, overhead, and other bookkeeping and accounting information; all information regarding Company’s business development and marketing; names and identities of Company’s vendors and suppliers not well known to the trade; all contacts at all such vendors and suppliers whether or not such vendors and suppliers are well known to the trade; costs and contents of proposals and actual contracts between Company and all such vendors and suppliers;

(iv)	confidential information revealed to Company by third parties and which Company is obligated to keep confidential; and,

(v)	any other information that may be considered by Company as Company’s confidential information under applicable laws.

(b)	“Cause” includes any material breach of this Agreement, poor performance, disclosure of Trade Secret Information in a manner contrary to this Agreement, dishonesty, theft, fraud, insubordination, and conduct detrimental to the interests of Company and, in addition to these specified causes, any and all omissions, commissions or other conduct which would constitute cause at common law.

2.	Term. The term of this Agreement shall commence as of 1st January, 2019 and will continue for a period of two years unless terminated as hereinafter provided. This Agreement shall automatically renew for a further term of one year unless either party provides written notice of intent not to renew 30 days prior to expiration of this Agreement.

Termination for Cause. The Company will have the right to and may terminate this Agreement for cause immediately upon written notice to the Contractor. Following any such termination for Cause by the Company, the Company will have no further obligations to the Contractor under this Agreement other than to pay the Contractor all unpaid fees and GST thereon due to the Contractor at time of termination, and to reimburse the Contractor for any expenses incurred through the termination date.

Termination Without Cause. The Company will have the right to and may terminate this Agreement at any time, for any reason or for no reason without Cause, immediately upon notice to the Contractor. Following any such termination of this Agreement without Cause by the Company, the Company will have no further obligation to the Contractor under this Agreement other than the Company’s obligation to pay the Contractor all remaining unpaid fees and GST thereon due to the Contractor to the expiry date of this Agreement, and to reimburse the Contractor for any expenses incurred through the termination date. In addition, any stock options granted to the Contractor will accelerate and vest at the date of termination.

3.	Change of Control. If at any time during the term of this Agreement there is a Change of Control (as defined below) and within 12 months of such Change of Control:

(a)	There is a material reduction in the Contractor’s title or a material reduction in his duties or responsibilities such that the Contractor gives notice of the Contractor’s intention to terminate this Agreement as a result thereof;

(b)	There is a material adverse change in the Contractor’s Fees such that the Contractor gives notice of the Contractor’s intention to terminate this Agreement as a result thereof; or

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(c)	The Contractor’s engagement is terminated by the Company unless such termination is as a result of the Contractor’s material breach of this Agreement;

the Contractor shall then be entitled to receive from the Company a cash amount equal to two (2) years of the Contractor’s Fees as in effect at the termination of the Contractor’s engagement.

all stock options previously granted by the Company to the Contractor which have not vested shall be deemed to vest and all stock options held by the Contractor shall remain exercisable until the earlier of their expiration date or 90 days from the Termination Date.

Change of Control in respect of the Company is defined as follows:

(a)	if, as a result of or in connection with the election of directors, the people who were directors (or who were entitled under a contractual arrangement to be directors) of the Company before the election cease to constitute a majority of the Board, unless the directors have been nominated by management or approved of by a majority of the previously serving directors;

(a)	any transaction at any time and by whatever means pursuant to which any Person or any group of two or more Persons acting jointly or in concert as a single control group or any affiliate (other than a wholly-owned subsidiary of the Company or in connection with a reorganization of the Company) or any one or more directors thereof hereafter “beneficially owns”(as defined in the Business Corporations Act (British Columbia) directly or indirectly, or acquires the right to exercise control or direction over, voting securities of the Company representing 50% percent or more of the then issued and outstanding voting securities of The Company, as the case may be, in any manner whatsoever;

(b)	the sale, assignment, lease or other transfer or disposition of more than 50% percent of the assets of the Company to a Person or any group of two or more Persons acting jointly or in concert (other than a wholly-owned subsidiary of the Company or in connection with a reorganization of the Company);

(c)	the occurrence of a transaction requiring approval of the Company’ shareholders whereby the Company is acquired through consolidation, merger, exchange of securities involving all of the Company’ voting securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any Person or any group of two or more Persons acting jointly or in concert (other than a short-form amalgamation of the Company or an exchange of securities with a wholly-owned subsidiary of the Company or a reorganization of the Company); or

(d)	any sale, lease, exchange, or other disposition of all or substantially all of the assets of the Company other than in the ordinary course of business.

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4.	Release. It shall be a pre-condition of the payments set out in sections 2 and 3 herein that the Consultant sign a Release of all claims and potential claims against the Company.

5.	Scope of Service. Contractor shall provide the services to Company as per schedule A attached to this Agreement (the “Services”), and any additional services as the parties hereto may mutually agree upon from time to time.

6.	Agency Relationship. In no event does this Agreement grant Contractor the right to act as Company’s agent or grant Contractor the authority to enter into any Agreements, verbal or written, on behalf of Company, unless specifically agreed to in writing between the parties.

7.	Cooperation. Contractor shall conform to the reasonable rules and regulations of Company established from time to time.

8.	Confidentiality / Non-Compete. Contractor agrees that it will not, in any capacity whatsoever during this Agreement and for a period of 12 months following the date of termination of this Agreement directly or indirectly, solicit or divert from Company any client of Company for the purpose of providing services to it in competition with Company. Contractor further agrees that it will not, during this Agreement, or for a period of 12 months following the date of termination of this Agreement, encourage, counsel or induce any employee or contractor to leave the employ or engagement of Company, or solicit for employment, employ or engage the services of any employee or contractor of Company.

Contractor acknowledges that during Contractor’s employment, Contractor has had and/or will have access to and has become and/or will or may become aware of Trade Secret Information. Contractor agrees to hold in confidence all Trade Secret Information disclosed to Contractor or developed by Contractor in connection with Contractor’s employment, except:

(a)	information which, at the time of disclosure, is in the public domain; or

(b)	information which Contractor can show was in Contractor’s possession prior to entering into this Agreement and which was not acquired, directly or indirectly, from Company.

Contractor will not, without the written permission of Company, copy, use or disclose the Trade Secret Information which Contractor is obligated under this Agreement to maintain in confidence for any reason other than to enable Contractor to properly and completely perform Contractor’s employment. Upon termination of this Agreement for any reason, Contractor will immediately return to Company all Trade Secret Information.

9.	Trademark. Contractor agrees not to use the name, trademark, service mark or other identification of Company or information about Company without the prior written approval of Company.

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10.	Ownership of Material. All material created by Contractor for Company shall be immediately returned to Company and owned by Company on demand by Company and immediately, without demand, upon the termination of this Agreement for any reason.

11.	Intellectual Property.

(a)	Ownership.

All intellectual property which is derived from Contractor’s engagement with the Company or Contractor’s knowledge or use of the Trade Secret Information will be the exclusive property of Company and Company will have sole discretion to deal with such property. For greater certainty, all work done by Contractor for Company or a customer of Company or its affiliates is a work for hire of which Company will maintain absolute title.

(b)	Records.

Contractor will use Contractor’s best efforts to keep complete, accurate and authentic notes, reference materials, data and records of all activities relating to the provisions of the Services in the manner and form requested by Company. All these materials will be Confidential Information upon their creation.

12.	Compliance with Laws. Contractor understands and agrees that Contractor's performance of any and all Services performed pursuant to this Agreement shall, at Contractor's expense, fully comply with all laws, rules, regulations and ordinances which may govern or regulate Contractor’s provision of Services hereunder.

13.	Licenses or Permits. If any governmental license or permit shall be required for the proper and lawful conduct of Contractor's business or other activity carried on, in or at Company, or if a failure to procure such a license or permit might or would in any way effect the operations of Company, then Contractor, at its own expense, shall duly procure and thereafter maintain such license or permit and submit the same to inspection by Company. Contractor, at its sole cost and expense, shall at all times comply with the requirements of each such license or permit.

14.	Fee. Company agrees to pay Contractor an annual Fee of $200,000,(the “Fee”) The Fee shall be payable in equal monthly instalments by no later than the 30th day of each month. The Contractor shall invoice the Company for the Fee by the 30th day of each month. The Fee shall include all taxes.

15.	Expenses In addition to such fee, outlined above, Company shall reimburse Contractor for reasonable and receipted expenses incurred by Contractor as are directly related to Services herein as well as any other reasonable and receipted expenses properly incurred in Contractor’s performance of the Services, provided such expenses are approved by Company in advance. Such expenses shall be reimbursed to the Contractor within 15 business days after receipt by the Company of a detailed expense report from Contractor which shall include supporting expense documentation acceptable to Company and provided Company determines the expense invoice is in order and the expenses charged are proper and were approved.

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16.	Independent Contractor. Contractor is an independent contractor and all persons employed to furnish Services hereunder are employees of Contractor and not of Company. This Agreement shall not create a relationship between the parties or party as an employee-employer, agent, partner, or joint venture of the other. Contractor is wholly responsible for and shall remit all taxes and other statutory remittances to the proper governmental authorities, including without limitation, remittances for Income Taxes, GST or HST, Canada Pension Plan, Employment Insurance premiums, Workers’ Compensation assessments and the like.

17.	Indemnification. Contractor shall defend, indemnify and hold harmless Company, its affiliates and subsidiaries and their officers, directors, agents and employees from and against any and all actions, costs, claims, losses, expenses and/or damages, including lawyers’ fees, arising out of or in any way relating to or incidental to the performance of the Services to be performed by Contractor hereunder or the presence of Contractor at the events coordinated by Company, including, without limitation, any claims by any governmental authority in respect of taxes or other statutory remittances with respect to Contractor's or its employees or agents breach of confidentiality, the infringement of any copyright, patent, trademark or the like, except due to the willful misconduct or gross negligence of Company.

18.	Notices. All notices, requests, demands and other communications hereunder shall be in writing and delivered or mailed, with postage prepaid, to the party intended at its address as herein before set forth.

19.	Severability. If any clause, phrase, provision or portion of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable under the remainder of this Agreement and shall not affect the application of any clause, phrase, provision or portion thereof to other persons or circumstances and each term remaining and provision hereof shall be valid and enforceable to the fullest extent permitted by law.

20.	Binding. This Agreement shall enure to and bind the successors, assigns and representatives of the parties, provided, however, this Agreement may not be assigned without the prior written consent of Company.

21.	Entire Agreement. This Agreement contains the entire Agreement between the parties hereto. No representations, inducements, promises or Agreements, oral or other, between the parties not embodied herein, shall be of any force or effect.

22.	Amendment of Agreement. Only a written instrument signed by the parties hereto may amend this Agreement.

23.	Governing Law. This Agreement shall be governed by the laws of British Columbia and the parties hereto attorn to the exclusive jurisdiction of the British Columbia courts.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SIGNED, SEALED and DELIVERED by Isaac Moss in the presence of:	) ) ) )
	)	/s/ Isaac Moss
	)	Isaac Moss
)
)
)
)
)

ELECTRAMECCANICA VEHICLES CORP.

/s/ Bal Bhullar
Bal Bhullar
Chief Financial Officer

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